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                                                                  NEWS RELEASE


CONTACTS:  Carl Strunk
           Executive Vice President, Chief Financial Officer
           805.563.1566

           Loren Pannier
           Senior Vice President, Investor Relations
           714.778.7109


              CKE RESTAURANTS, INC. COMPLETES PRIVATE PLACEMENT OF
                $197.2 MILLION OF CONVERTIBLE SUBORDINATED NOTES


         ANAHEIM, Calif. - March 16, 1998 - CKE Restaurants, Inc. (NYSE:CKR) today announced that on March 13, 1998 it closed a $197.2 million private placement of six-year convertible subordinated notes due 2004, with a 4.25 percent coupon. The notes are convertible into the Company's common stock at an initial conversion price of $48.204. The size of the offering increased from the previously announced $171.5 million due to the exercise in full of an over-allotment option granted to the initial purchasers of the notes. CKE received net cash proceeds of approximately $192.3 million.

         The notes are not registered under the Securities Act of 1933, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable securities laws or an available exemption from registration requirements.

         CKE Restaurants, Inc., through its subsidiaries and franchisees, operates 714 Carl's Jr. quick-service restaurants, including 120 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim; 3,039 Hardee's quick-service restaurants in 39 states and 10 foreign countries including 85 Carl's Jr./Hardee's dual-brand locations; 109 Taco Bueno quick-service restaurants in Texas and Oklahoma; 26 Rally's quick-service restaurants in California and Arizona; 82 JB's Restaurants and six Galaxy Diners.

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